As Filed With the Securities and Exchange Commission
on May 13, 2004

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERGRAPH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	63-0573222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Madison Industrial Park Huntsville, Alabama 35894-0001
(Address of Principal Executive Offices)
INTERGRAPH CORPORATION 2004 EQUITY INCENTIVE PLAN
(Full title of the plan)

David Vance Lucas Vice President, Secretary and General Counsel Intergraph Corporation One Madison Industrial Park IW2000 Huntsville, Alabama 35894-0001 (256) 730-2000
(Name, Address, and Telephone Number of Registrant's agent for service)

Copy to:

J. Allen Overby Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238-0002

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.10 par value	3,366,850	$25.20	$84,844,620.00	$10,749.81

(1)  Pursuant to Rule 416(a) under the Securities Act, includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on May 6, 2004.

PART I

Information Required in the Section 10(a) Prospectus

              Intergraph Corporation (the "Registrant") has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").  The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference.

              The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)         The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2)         The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

(3)         The Registrant's Current Reports on Form 8-K filed March 30, 2004, April 12, 2004, and May 13, 2004; and

(4)

The description of the Registrant's Common Stock, par value $0.10 per share, contained in the Registrant's Registration Statement on Form 8-A/A filed with the SEC on October 29, 2002, and the description of the related stock purchase rights contained in the Registration Statement on Form 8-A/A filed with  the SEC on March 8, 2002, and including all other amendments and reports filed for the purpose of updating such descriptions.

              All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement.  Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

              Notwithstanding the foregoing, information furnished under Items 9 and 12 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus or the accompanying registration statement.

Item 4.   Description of Securities.

              Not applicable.

Item 5.   Interests of Named Experts and Counsel.

              Not applicable.

Item 6.   Indemnification of Directors and Officers.

              Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation) or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses, (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

              Article  IX  of  the  Certificate of Incorporation  of  the Registrant,  as  amended  (the  "Certificate  of  Incorporation") permits  indemnification of directors and officers  to  the  full extent permitted by the DGCL.

              Article IX(a) of the Registrant's Certificate of Incorporation eliminates a director's personal liability for monetary damages for breaches of his or her fiduciary duty, except for liability for: (a) breaches of the duty of loyalty to the Registrant or its stockholders, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (d) transactions in which the director received an improper personal benefit.

              Article IX(b) of the Certificate of Incorporation of the Registrant also authorizes the Registrant to indemnify an officer, director, employee, or agent of the Registrant or an individual serving in such capacity for another entity at the Registrant's request, for all expenses, liabilities, and losses incurred in connection with any action, suit or proceeding in which he or she is or was a party or is threatened to be made a party by reason of the fact that he or she is or was an officer or director of the Registrant, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director, officer, employee or agent.

              Article IX(b) also authorizes the Registrant to advance litigation expenses to an officer or director prior to the final disposition of an action concerning the indemnitee's service only as an officer or director. The making of such advances is conditioned upon the officer or director giving the Registrant an undertaking to repay the amount advanced if indemnification ultimately is deemed unavailable. The Board of Directors of the Registrant may authorize the advancement of expenses to employees and agents of the Registrant with the same scope and effect as is afforded to officers and directors.

              If indemnification or advancement of expenses is authorized, it will not exclude any rights to indemnification or advancement of expenses which any person may have under a bylaw, agreement, board or stockholder vote, or otherwise. The indemnification or advancement of expenses provided by Article IX will continue as to a person who ceases to be a director, officer, employee, or agent, and inures to the benefit of his or her heirs, executors and administrators.

              The Certificate of Incorporation also states that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation against any loss, liability, or expense, whether or not the Registrant would have the power to provide indemnification under Delaware law, as the Board of Directors may from time to time determine.

              Article Nine of the Registrant's bylaws, amended and restated April 1, 2002 (the "Bylaws"), provides for indemnification of any person threatened to be made a party to any threatened, pending or completed action (whether civil, criminal, administrative or investigative, including appeals), other than an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee, or agent of the Registrant or was serving in such a capacity for another entity at the Registrant's request. Such indemnification includes expenses actually and reasonably incurred (including attorneys' fees) if the party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action, had no reasonable cause to believe that his or her conduct was unlawful. In actions or proceedings by or in the right of the Registrant, the Bylaws provide for indemnification of any person threatened to be made a party to any threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee, or agent of the Registrant or was serving in such a capacity for another entity at the Registrant's request. Such indemnification includes expenses actually and reasonably incurred (including attorneys' fees) if the party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, except that indemnification is unavailable if the party has been adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought shall determine that in light of all of the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

              The Bylaws further provide that, generally, indemnification (unless ordered by a court) must be made by the Registrant only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because he or she has met the applicable standards of conduct. The determination must be made by a majority vote of disinterested directors; by a committee of disinterested directors designated by disinterested directors; if there are no disinterested directors or if the disinterested directors so direct, by independent legal counsel in a written opinion; or by the stockholders. The Registrant must pay the expenses of an action in advance of final disposition if authorized by the Board of Directors in a specific case upon receipt of an undertaking by the person to be indemnified to repay any such advances unless it shall ultimately be determined that such person is entitled to be indemnified by the Registrant as authorized in the Bylaws.

              The indemnification authorized in the Bylaws is not exclusive of other rights to which those seeking indemnification may be entitled under the Certificate of Incorporation, any statute, rule of law, agreement, bylaw, stockholder vote or otherwise. Such indemnification shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of that person's heirs, executors, and administrators.

              Article Nine of the Registrant's Bylaws further provides that the Registrant may purchase and maintain insurance on behalf of those persons described above as eligible for indemnification for liability arising out of such person's duties or status with the Registrant whether or not indemnification in respect of such liability would be permissible under the Bylaws' provisions.

              The Registrant has entered into Indemnification Agreements with each of its directors to give such directors additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 7.   Exemption from Registration Claimed.

              None.

Item 8.   Exhibits.

4.1         Electronically Restated Certificate of Incorporation

4.2         Amended and Restated Bylaws

4.3	Amended and Restated Rights Agreement, dated March 5, 2002, between Intergraph Corporation and Computershare Investor Services, LLC

23         Consent of Ernst & Young LLP, Independent Auditors

24         Power of Attorney

Item 9.  Undertakings.

              A.          The Registrant hereby undertakes:

              (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

              (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              B.           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of  the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Alabama, on this 13th day of May, 2004.

INTERGRAPH CORPORATION

By:	/s/ R. Halsey Wise

R. Halsey Wise, President and
Chief Executive Officer

              KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints R. Halsey Wise and Larry J. Laster and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature

Title

Date
/s/ Sidney McDonald Sidney L. McDonald	Chairman of the Board and Director	May 13, 2004
/s/ R. Halsey Wise R. Halsey Wise	President, Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2004
/s/ Larry J. Laster Larry J. Laster	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	May 13, 2004
/s/ Larry T. Miles Larry T. Miles	Vice President and Controller (Principal Accounting Officer)	May 13, 2004
/s/ Lawrence R. Greenwood Lawrence R. Greenwood	Director	May 13, 2004
/s/ Thomas J. Lee Thomas J. Lee	Director	May 13, 2004
/s/ Linda L. Green Linda L. Green	Director	May 13, 2004
/s/ Richard W. Cardin Richard W. Cardin	Director	May 13, 2004
/s/ Michael D. Bills Michael D. Bills	Director	May 13, 2004

EXHIBIT INDEX

4.1

Electronically Restated Certificate of Incorporation (incorporated by reference to exhibits filed with the Registrant's Form 8-A/A filed on October 29, 2002, under the Securities Exchange Act of 1934, File No. 0-9722)

4.2	Amended and Restated Bylaws

4.3

Amended and Restated Rights Agreement, dated March 5, 2002, between Intergraph Corporation and Computershare Investor Services, LLC (incorporated by reference to exhibits filed with the Registrant's Current Report on Form 8-K dated March 8, 2002, under the Securities Exchange Act of 1934, File No. 0-9722)

23	Consent of Ernst & Young LLP, Independent Auditors

24	Power of Attorney (included on the signature page to the Registration Statement)